Exhibit 4.3

CONSENT OF NATIONAL BANK FINANCIAL INC.

We refer to the Fairness Opinion (the “Fairness Opinion”) dated October 2, 2017, which we prepared for the board of directors of The Jean Coutu Group (PJC) Inc. (the “Company”) in connection with the amalgamation between the Company and Metro Subco (as defined in the Information Circular). We consent to the inclusion of the Fairness Opinion in the Information Circular, dated October 30, 2017, which in turn is included in the Registration Statement on Form F-8 of METRO Inc., dated the date hereof (the “Registration Statement”) and filed with the United States Securities and Exchange Commission (the “SEC”). We also consent to the inclusion of our firm name in the Information Circular. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended (the “Act”), or the rules and regulations adopted by the SEC thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Act or the rules and regulations of the SEC thereunder.

National Bank Financial Inc.

By:	/s/ Elaine Barsalou
Name:	Elaine Barsalou
Title:	Managing Director, Investment Banking
Montréal, Québec
October 30, 2017